Exhibit 10.18

NON-COMPETITION AND RELEASE AGREEMENT

1.	Introduction and General Information

As we have discussed, you are terminating your employment with MasterBrand Cabinets, Inc. (“MBCI” or the “Company”) effective October 31, 2012 (the “Separation Date”). In addition to the Agreement for the Payment of Benefits Following Termination of Employment dated October 4, 2011 (the “Stoner Severance Agreement”) and as set forth in the October 7, 2012 Summary Letter and Waiver/Release, MBCI offers you additional consideration for your signature on this Non-Competition and Release Agreement. You voluntarily and of your own free will sign this Non-Competition and Release Agreement because the Company is agreeing to give you something of value to which you are not otherwise entitled in return for you signing this Non-Competition and Release (the “Additional Consideration). You are advised to consult with an attorney before signing this Non-Competition and Release Agreement. You may take up to twenty-one (21) calendar days to consider whether or not to sign the Non-Competition and Release Agreement. However, if you wish to receive the Additional Consideration (as detailed below), you must sign this Non-Competition and Release Agreement and return it to Elizabeth R. Lane, Senior Vice President, Human Resources of Fortune Brands Home & Security, Inc. within the 21-day period.

2.	Additional Consideration

In exchange for signing this Non-Competition and Release Agreement, you will receive Additional Consideration totaling the amount of Two Million, Four Hundred Seventeen Thousand Dollars and Zero Cents ($2,417,000.00), less applicable withholdings, paid in eight (8) equal quarterly installments beginning no later than thirty (30) business days after the execution of this Non-Competition and Release Agreement and ending in the third quarter of 2014. In the event of your death during the period during which such payments are to be made, all remaining payments will cease.

3.	Reasonableness of Restrictions

In return for signing this Non-Competition and Release Agreement, you acknowledge and agree that by virtue of your former employment as President of MasterBrand Cabinets, Inc. that you had access to Confidential Information (“Confidential Information” shall have the meaning ascribed to that term in the Stoner Severance Agreement) of MBCI, FBHS, and its and their Affiliates (as defined below). You further agree that you had access to and the ability to develop goodwill with Company Business Partners and Affiliate Business Partners (as defined below). You additionally acknowledge and agree that Company, FBHS, and its and their Affiliates have invested substantial time and money in establishing and planning to establish their business throughout the United States, Canada, Mexico, Australia, Asia and Europe. Therefore, you agree that the restrictions below are reasonable and necessary to protect the legitimate business interests of MBCI, FBHS, and its and their Affiliates.

4.	Restriction Against Interference with Company Business Partners.

You agree that for a period of 24 months following your Separation Date (the “Restricted Period”), you will not, directly or indirectly, knowingly solicit, divert, accept business from, or take away, or attempt to solicit, divert, accept business from or take away any Company Business Partners in the United States, Canada or Mexico. The term or phrase “Company Business Partners” refers to purchasers of Company’s products, end-users of Company products, and/or third parties through whom Company’s products are marketed and/or offered for sale, including without limitation home improvement stores (such as Lowe’s, The

Home Depot and Menards), cabinet dealers, and distributors. During the Restrictive Period, you further agree to not, directly or indirectly, knowingly: (A) communicate or attempt to communicate with a Company Business Partner for the purpose of encouraging that Company Business Partner to cease to do business with Company, reduce the amount of business such Company Business Partner does with Company, or modify to Company’s detriment the business relationship that the Company Business Partner has with Company; (B) assist another person or entity in the performance of acts prohibited by subsection (A) herein; or, (C) use Confidential Information to assist a competitor in evaluating whether to do business with such Company Business Partner.

5.	Restriction Against Employment by Company Business Partners.

You further agree that you will not perform services during the Restricted Period for a Company Business Partner (whether as an employee, independent contractor, consultant, agent, etc.) in the United States, Canada or Mexico if your performance of services will involve material-dealings with Company’s products or the probable or inevitable use of Confidential Information.

6.	Restriction Against Employment with Affiliate Business Partner.

You further agree that you will not perform services for an Affiliate Business Partner (whether as an employee, independent contractor, consultant, agent, etc.) in the United States, Canada or Mexico if your performance of services will involve material-dealings with an Affiliate’s products or the probable or inevitable use of Confidential Information. The term or phrase “Affiliate Business Partners” refers to third parties through whom an Affiliate’s products are marketed and/or offered for sale, including home improvement stores (such as Lowe’s, Home Depot and Menards). “Affiliate” means Company’s successors in interest, affiliates (as defined in Rule 12b-2 under Section 12 of the Exchange Act), subsidiaries, parent (Fortune Brands Home & Security, Inc.), purchasers, or assignees.

7.	Noncompetition as to Company

You agree that during the Restricted Period you will not, directly or indirectly, provide services within United States, Australia, Canada, Asia, Mexico, and Europe that are the same or similar in function or purpose to those you provided to Company during the last two years of your employment or that are otherwise likely to result in the use or disclosure of Confidential Information to any entity that provides a Company Competing Product or Service. A “Company Competing Product or Service” is a product and/or service that is the same or similar in function or purpose to a Company product and/or service, such that it would replace or compete with: a product and/or service Company provides to Company Business Partners; or a product or service that is under development or planning by Company but not yet provided to Company Business Partners and regarding which you had material involvement and/or were provided Confidential Information in the course of employment. Company Competing Products or Services do not include a product or service of the Company if the Company is no longer in the business of providing such product or service to Company Business Partners at the relevant time of enforcement.

8.	Noncompetition as to Affiliate

You agree that during the Restricted Period you will not, directly or indirectly, provide services within United States, Australia, Canada, Asia, Mexico, and Europe that are the same or similar in function or purpose to those you provided to Company during the last two years of your employment or that are otherwise likely to result in the use or disclosure of Confidential Information to any entity that provides an Affiliate Competing Product or Service. An “Affiliate

Competing Product or Service” is a product and/or service that is the same or similar in function or purpose to an Affiliate product and/or service, such that it would replace or compete with: a product and/or service an Affiliate provides to an Affiliate Business Partner; or a product or service that is under development or planning by Affiliate but not yet provided to Affiliate Business Partners and regarding which you had material involvement and/or were provided Confidential Information in the course of employment. Affiliate Competing Products or Services do not include a product or service of an Affiliate if the Affiliate is no longer in the business of providing such product or service to Affiliate Business Partners at the relevant time of enforcement.

9.	Breach

You acknowledge and agree that violation of the restrictions contained in paragraphs (4) - (8) will negate the value of the promises made by you herein to Company. Accordingly, Company will not be required to pay to you all but $100,000 of the Consideration payment in the event Company determines, in the exercise of its reasonable judgment, a breach by has occurred until there is a final determination on the merits of the breach by a court of law. Company can withhold any and all payments otherwise due to you if it reasonably believes a breach has occurred. If a breach is found to have occurred, the unpaid balance due you under this Non-Competition and Release Agreement will be extinguished and no further payments will be due and owing to you. Further, should a court of law find you to be in breach of the covenants contained in paragraphs (4)–(8), you will owe Company reimbursement of all but $100,000 of any Additional Consideration payments already made to you. Such repayment is due and owing to the Company within 30 days of a finding that you are in breach of the covenants. If you are found to have fully complied with all of the restrictions in this Non-Competition and Release

Agreement, and Company has withheld payment based upon an incorrect belief that there was a breach, payments shall resume and you shall be entitled to recover interest on any overdue payments at the prime interest rate published in the Wall Street Journal the next business day following the due date of the first unpaid payment.

10.	No Challenges to Enforceability and Agreement Not to Sue

You acknowledge and agree that Company is agreeing to provide the enhanced severance provided for herein in Additional Consideration, in part, for your agreement to the restrictions contained in paragraphs (4)-(8). Therefore, you agree not to sue to avoid the restrictions contained in paragraphs (4)-(8) or otherwise challenge their enforceability. Further, if you do sue or otherwise challenge the enforceability of these provisions and the provisions are held to be unenforceable, Company will be deprived of the value of the promises made by you herein. Consequently, Company can withhold any and all payments otherwise due you if you sue to avoid the application of paragraphs (4)-(8) or otherwise mount a challenge to their enforceability. And, Company will not be required to pay to you all but $100,000 of the Consideration payment if a suit/challenge is made to the enforceability of the covenants contained in paragraphs (4)-(8) and any or all of them are found to be unenforceable as written. Further, should the covenants in paragraphs (4)-(8) be held to be unenforceable as written, you will owe Company reimbursement of all but $100,000 of any consideration payments already made to you. Such repayment is due and owing to the Company within 30 days of a finding that the provisions of paragraphs (4)-(8) are unenforceable (in whole or in part).

11.	Entire Agreement

The parties agree that this document contains their complete and final agreement and that there are no representations, statements, or agreements which have not been included within this document, except the parties acknowledge and agree that Stoner Severance Agreement previously executed by you shall survive this Non-Competition and Release Agreement and shall remain in full force and effect. The provisions of the Stoner Severance Agreement shall be read together with the protections afforded to Company herein to afford Company the broadest and fullest protection allowed by the law. You agree to abide by the Stoner Severance Agreement and further agree not to challenge the enforceability of any of the restrictions contained therein.

12.	Severability

If any provision of this Non-Competition and Release Agreement (or any subpart thereof) is unenforceable or is held to be unenforceable, you agree that such provision shall be fully severable, and this Non-Competition and Release Agreement and its terms shall be construed and enforced as if such unenforceable provision had never been a part of this Non-Competition and Release Agreement. Under such circumstances, the remaining provisions of the Non-Competition and Release Agreement shall remain in full force and effect, and a court construing the unenforceable provision shall add to this Non-Competition and Release Agreement and make a part of it, in lieu of the unenforceable provision, a provision as similar in terms and effect to such unenforceable provision as may be enforceable.

13.	Counterparts

This Non-Competition and Release Agreement may be executed in counterparts and a fully executed photocopy or facsimile copy may be used in place of the original at any time for any purpose.

Gregory J. Stoner	MasterBrand Cabinets, Inc.

/s/ Gregory J. Stoner	/s/ Lauren S. Tashma
Signature	Lauren S. Tashma

Signed this 10th day of	Signed this 7th day of
October , 2012	October , 2012